AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of February 20, 2020, by and among Superior Energy Services, Inc., a Delaware corporation (“Spieth”), New NAM, Inc., a Delaware corporation (“NAM”), Forbes Energy Services Ltd., a Delaware corporation (“Fowler”), Spieth Newco, Inc., a Delaware corporation (“Holdco”), Spieth Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“NAM Merger Sub”), and Fowler Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Fowler Merger Sub”). Capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, Spieth, NAM, Fowler, Holdco, NAM Merger Sub and Fowler Merger Sub entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2019, pursuant to which, among other things, NAM Merger Sub will merge with and into NAM, with NAM surviving such merger as a direct, wholly owned subsidiary of Holdco, and Fowler Merger Sub will merge with and into Fowler, with Fowler surviving such merger as a direct, wholly owned subsidiary of Holdco, all on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, Section 10.05(a) of the Merger Agreement provides that the Merger Agreement may be amended by a written document executed by each party thereto; and

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Exchange Financing.

(a) The Glossary of Defined Terms of the Merger Agreement is hereby amended by deleting the reference to “Exchange Financing Offering Document.”

(b) Section 8.01(f) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“The Exchange Financing shall have been consummated or shall be consummated at or substantially concurrently with the Closing.”

(c) The definition of “Exchange Financing” set forth in 10.16 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Exchange Financing” means the exchange of SESI’s outstanding 7.125% Senior Notes due 2021 for new Holdco Bonds, pursuant to the terms and subject to the conditions (i) initially set forth or otherwise described in that certain Indenture, dated as of February 24, 2020, by and among SESI, the guarantors party thereto and UMB Bank, N.A., as trustee, and (ii) to be set forth in an indenture, to be dated as of the consummation of such exchange, by and among SESI, the guarantors party thereto and UMB Bank, N.A., as trustee, pursuant to the terms and subject to the conditions described in the Offering Memorandum under the caption “Description of the Newco Secured Notes.””

(d) The following definition is hereby added in alphabetical order to Section 10.16 of the Merger Agreement:

““Offering Memorandum” means SESI’s Offering Memorandum and Consent Solicitation Statement, dated January 6, 2020 (as amended by the press releases dated January 16, 2020, January 22, 2020, January 31, 2020, February 14, 2020, February 19, 2020 and February 20, 2020 issued by Spieth and Supplement No. 1 to the Offering Memorandum and Consent Solicitation dated January 31, 2020) relating to, among other things, SESI’s offer to exchange up to $635.0 million aggregate principal amount of SESI’s $800 million aggregate principal amount of outstanding 7.125% Senior Notes due 2021 for up to $635.0 million aggregate principal amount of its newly issued 7.125% Senior Notes due 2021.”

(e) Exhibit 8.01(f) to the Merger Agreement and all references thereto, including in the exhibits list following the Table of Contents, are hereby deleted in their entirety.

2. Terms of Separation Agreement.  References to “$20 million” under the section titled “NAM Assets; Excluded Assets” of Exhibit 1.02 (Terms of Separation Agreement) to the Merger Agreement are hereby deleted in their entirety and replaced with “$13 million.”

3. Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment.

4. Full Force and Effect.  Except as expressly amended hereby, each term, provision, exhibit and schedule of the Merger Agreement is hereby ratified and confirmed and remain in full force and effect.  This Amendment may not be amended except by an instrument in writing signed by the parties hereto.

5. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

6. Governing Law; Waiver of Jury Trial. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7. Additional Miscellaneous Terms. The provisions of Article X (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first above written.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Westervelt T. Ballard, Jr.
Name:	Westervelt T. Ballard, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

NEW NAM, INC.

By:	/s/ Jennifer Phan
Name:	Jennifer Phan
Title:	Secretary

FORBES ENERGY SERVICES LTD.

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	Chief Executive Officer

SPIETH NEWCO, INC.

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	President

SPIETH MERGER SUB, INC.

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	President

FOWLER MERGER SUB, INC.

By:	/s/ John E. Crisp
Name:	John E. Crisp
Title:	President